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                                                                    Exhibit 7(c)

                                  May 10, 1998


McDONALD & COMPANY SECURITIES, INC.
As Representative of the Several Underwriters
c/o McDonald & Company Securities, Inc.
McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio  44114

Dear Sirs:

         The undersigned understands that Cleveland Indians Baseball Company, Inc. (the "Company") proposes to sell its Class A Common Shares, without par value (the "Common Shares"), in a public offering (the "Public Offering") to be underwritten by Underwriters, for which McDonald & Company Securities, Inc. is serving as the Representative (the "Representative"), as contemplated by the Registration Statement on Form S-1 (Registration No. 333-49357) filed with the Securities and Exchange Commission.

         The Representative has indicated that the prospect of public sales of Common Shares by Directors, executive officers or existing shareholders of the Company during the several months after the Public Offering would be detrimental to their underwriting effort and could affect the market for the Common Shares. Therefore, the Representative has requested that the undersigned agree not to sell any Common Shares prior to 270 days after the date of the final Prospectus to be used in confirming the sale of the Common Shares in the Public Offering (the "Final Prospectus").

         Therefore, in order to induce the Underwriters to proceed with the proposed Public Offering, the undersigned hereby acknowledges and agrees that, except with the prior written consent of McDonald & Company Securities, Inc. (which consent shall not be unreasonably withheld with respect to a proposed sale, transfer, or any other disposal of Class B Common Shares requested upon the death of Richard F. Jacobs), the undersigned will not directly or indirectly, sell, offer to sell, contract to sell, grant any option for the sale, transfer, distribute or otherwise dispose of by any means (or publicly announce any intention to do any of the foregoing) any Common Shares (or any securities convertible into Common Shares including, without limitation, Class B Common Shares) which the undersigned has or will have the right to acquire through options, warrants, subscription or other rights, prior to 270 days after the date of the Final Prospectus, other than

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pursuant to bona fide gifts to persons or entities who agree in writing with the
Representative to be bound by the restrictions contained in this letter.

                                     Very truly yours,

                                     By:
                                     /s/ Richard E. Jacobs
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                                     Richard E. Jacobs, as sole trustee of
                                     David H. Jacobs Marital Trust